January 2017

Pricing Sheet dated January 31, 2017 relating to

 Preliminary Terms No. 1,241 dated December 30, 2016

 Registration Statement Nos. 333-200365; 333-200365-12

 Filed pursuant to Rule 433

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. Equities

Dual Directional Trigger PLUS Based on the Performance of the S&P 500® Index due February 5, 2020

Trigger Performance Leveraged Upside SecuritiesSM

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

PRICING TERMS – JANUARY 31, 2017
Issuer:		Morgan Stanley Finance LLC
Guarantor:		Morgan Stanley
Maturity date:		February 5, 2020
Valuation date:		January 31, 2020, subject to postponement for non-index business days and certain market disruption events
Underlying index:		S&P 500® Index
Aggregate principal amount:		$11,689,190
Payment at maturity:

If the final index value is greater than the initial index value:

$10 + leveraged upside payment

In no event will the payment at maturity exceed the maximum payment at maturity.

If the final index value is less than or equal to the initial index value but is greater than or equal to the trigger level:

$10 + ($10 x absolute index return)

In this scenario, you will receive a 1% positive return on the Trigger PLUS for each 1% negative return on the underlying index. In no event will this amount exceed the stated principal amount plus $2.00.

If the final index value is less than the trigger level:

$10 × index performance factor

Under these circumstances, the payment at maturity will be less than the stated principal amount of $10, and will represent a loss of more than 20%, and possibly all, of your investment.

Leveraged upside payment:		$10 x leverage factor x index percent change
Leverage factor:		200%
Maximum payment at maturity:		$12.86 per Trigger PLUS (128.60% of the stated principal amount)
Index percent change:		(final index value – initial index value) / initial index value
Absolute index return:		The absolute value of the index percent change. For example, a –5% index percent change will result in a +5% absolute index return.
Index performance factor:		final index value / initial index value
Initial index value:		2,278.87, which is the index closing value on the pricing date
Final index value:		The index closing value on the valuation date
Trigger level:		1,823.096, which is 80% of the initial index value
Stated principal amount / Issue price:		$10 per Trigger PLUS (see “Commissions and issue price” below)
Pricing date:		January 31, 2017
Original issue date:		February 3, 2017 (3 business days after the pricing date)
CUSIP / ISIN:		61766F854/ US61766F8547
Listing:		The Trigger PLUS will not be listed on any securities exchange.
Agent:		Morgan Stanley & Co. LLC (“MS & Co.”), a wholly owned subsidiary of Morgan Stanley and an affiliate of MSFL. See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.
Estimated value on the pricing date:		$9.666 per Trigger PLUS. See “Investment Summary” in the accompanying preliminary terms.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to us(3)
Per Trigger PLUS	$10.00	$0.25(1)
		$0.05(2)	$9.70
Total	$11,689,190	$350,675.70	$11,338,514.30
(1)	Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.25 for each Trigger PLUS they sell. For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for PLUS.

(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each Trigger PLUS.

(3)	See “Use of proceeds and hedging” in the accompanying preliminary terms.

“Standard & Poor’s®”, “S&P®”, “S&P 500®”, “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC and have been licensed for use by S&P Dow Jones Indices LLC and Morgan Stanley. The Trigger PLUS are not sponsored, endorsed, sold or promoted by Standard and Poor’s Financial Services LLC, and Standard and Poor’s Financial Services LLC makes no representation regarding the advisability of investing in the Trigger PLUS.

The Trigger PLUS are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering and the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.

References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Preliminary Terms. No. 1,241 dated December 30, 2016

Product Supplement for PLUS dated February 29, 2016 Index Supplement dated February 29, 2016    Prospectus dated February 16, 2016

MSFL and Morgan Stanley have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents MSFL and Morgan Stanley have filed with the SEC for more complete information about MSFL, Morgan Stanley and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.